ASSIGNMENT
                             OF
                     PURCHASE AGREEMENT

      THIS ASSIGNMENT made and entered into this 16th day of June 2003, by and between AEI FUND MANAGEMENT, INC., a Minnesota corporation, ("Assignor") and AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP, a Minnesota limited partnership ("Assignee");

     WITNESSETH, that:

      WHEREAS, on the 17TH of April 2003, Assignor entered into a Purchase Agreement ("the Agreement") for that certain property located at 4010 West Jefferson boulevard, Fort Wayne, IN (the "Property") with NMA Fort Wayne, LLC, as Seller; and

      WHEREAS, Assignor desires to assign an undivided fifty percent (50.0%) of its rights, title and interest in, to and under the Agreement to Assignee as hereinafter provided;

      NOW, THEREFORE, for One Dollar ($1.00) and other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed between the parties as follows:

     1. Assignor assigns all of its rights, title and interest in, to and under the Agreement to Assignee, to have and to hold the same unto the Assignee, its successors and assigns;

     2. Assignee hereby assumes all rights, promises, covenants, conditions and obligations under the Agreement to be performed by the Assignor thereunder, and agrees to be bound for all of the obligations of Assignor under the Agreement.

All other terms and conditions of the Agreement shall remain unchanged and continue in full force and effect.

AEI FUND MANAGEMENT, INC.
("Assignor")

By:  /s/ Robert P. Johnson
         Robert P. Johnson, its President

AEI NET LEASE INCOME & GROWTH FUND XIX
LIMITED PARTNERSHIP ("Assignee")

BY: AEI FUND MANAGEMENT XIX, INC.

By:  /s/ Robert P. Johnson
         Robert P. Johnson, its President